Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES AN INCREASE IN ITS SHARE REPURCHASE PROGRAM,
GROWTH OF ITS QUARTERLY CASH DIVIDEND
AND 2024 ANNUAL MEETING OF STOCKHOLDERS VOTING RESULTS
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COVINGTON, LA. (May 1, 2024) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) has authorized an increase in the company’s share repurchase program to $600.0 million. As of May 1, 2024, this adds $316.2 million to the $283.8 million remaining under its existing share repurchase program for the purchase of the company’s common stock in the open market at prevailing market prices. The share repurchase program will continue until otherwise modified or terminated by the Board at any time in its sole discretion.
The company also announced that the Board has declared a quarterly cash dividend of $1.20 per share, a 9% increase over the previous quarterly dividend amount of $1.10 per share. The dividend is payable on May 30, 2024 to stockholders of record on May 16, 2024. As of April 30, 2024, there were 38,329,420 shares of common stock outstanding.
John Stokely, Chairman of the Board, commented, “We have a strong record of growing our dividend over time and today marks the 19th time that POOLCORP has increased its quarterly dividend payment since 2004. The expansion of our quarterly dividend payment and share repurchase authorization allows us to continue our trajectory of returning cash to shareholders. Throughout our history, we could not have accomplished all that we have without the enduring support from our shareholders. We look forward to investing in the future growth of our business and continuing to create exceptional value for our shareholders, customers, suppliers and employees.”
At POOLCORP’s Annual Meeting of Stockholders on May 1, 2024, stockholders elected Peter D. Arvan, Martha “Marty” S. Gervasi, James “Jim” D. Hope, Debra S. Oler, Manuel J. Perez de la Mesa, Carlos A. Sabater, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.
At the Annual Meeting of Stockholders, stockholders also:
▪ratified the retention of Ernst & Young LLP as the independent registered public accounting firm of the company for the 2024 fiscal year; and
▪approved the compensation of the company’s named executive officers as disclosed in the Proxy Statement (the advisory say-on-pay vote).

About Pool Corporation
Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 440 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.
Forward-Looking Statements
This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; the extent to which home-centric trends continue to moderate or reverse and other risks detailed in POOLCORP’s 2023 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

Investor Relations Contacts:
Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com
Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com